Exhibit 99.1

The following information appears under the caption “Prospectus Supplement Summary – Recent Developments” in the preliminary prospectus supplement that was filed with the Securities and Exchange Commission on January 30, 2012:

Preliminary Results For Year Ended December 31, 2011

Based upon our preliminary analysis, we estimate non-cash pre-tax impairment charges from continuing operations, which excludes the operating results from our Denver Julesburg Basin assets, of approximately $11.7 million and $14.6 million for the three and twelve months ended December 31, 2011, respectively. Approximately $11.6 million of the estimated pre-tax impairment expense for the fourth quarter of 2011 is related to the impairment of shallow conventional natural gas properties in the Appalachian Basin. When circumstances arise that indicate an asset may be impaired, we compare expected undiscounted future cash flows to the unamortized capitalized cost of the asset. If the future undiscounted cash flows, based on our estimate of future natural gas and oil prices, operating costs, anticipated production from proved reserves and other relevant data, are lower than the unamortized capitalized cost, the capitalized cost is reduced to fair value, and impairment expense is recorded. Fair value is calculated by discounting the future cash flows at an appropriate risk-adjusted discount rate.

In addition, we estimate that we have received net payments of $2.4 million and $6.9 million in relation to our commodity derivative instruments for the three and twelve months ended December 31, 2011, respectively. Based upon our preliminary results, unrealized gains associated with our commodity derivative instruments amounted to $3.7 million and $12.7 million for the three and twelve months ended December 31, 2011, respectively. None of our derivatives are designated for hedge accounting but are, to a degree, an economic offset to our oil and natural gas price exposure. We utilize the mark-to-market accounting method to account for these contracts. Derivative gains generally reflect lower oil and gas prices in the marketplace than what are in effect under the terms of the instrument.

The foregoing information and estimates have not been compiled or examined by our independent auditors and are subject to revision as we prepare our audited financial statements as of and for the year ended December 31, 2011. This information is not a comprehensive statement of our financial results for the year ended December 31, 2011, and our actual results may differ materially from these estimates as a result of the completion of our financial closing procedures, final adjustments and other developments arising between now and the time that our financial results for the year ended December 31, 2011 are finalized.

The following information appears under the caption “Risk Factors – We may be required to take additional write-downs of the carrying values of our oil and natural gas properties, potentially triggering earlier-than-anticipated repayments of any outstanding debt obligations and negatively impacting the trading value of our securities” in the preliminary prospectus supplement that was filed with the Securities and Exchange Commission on January 30, 2012:

Based upon our preliminary analysis, we estimate that we will incur pre-tax impairment charges from continuing operations, which excludes the operating results from our Denver Julesburg (“DJ”) Basin assets, of approximately $11.7 million and $14.6 million for the three and twelve months ended December 31, 2011. Approximately $11.6 million of the estimated pre-tax impairment expense for the fourth quarter of 2011 is related to the impairment of shallow conventional natural gas properties in the Appalachian Basin.

The following information appears under the caption “Risk Factors – Our results of operations and cash flow may be adversely affected by risks associated with our oil and gas financial derivative activities, and our oil and gas financial derivative activities may limit potential gains” in the preliminary prospectus supplement that was filed with the Securities and Exchange Commission on January 30, 2012:

We estimate that we have received net payments of $2.4 million and $6.9 million in relation to our commodity derivative instruments for the three and twelve months ended December 31, 2011.